Exhibit 99.1

Contact

Lauren Burgos

Spotlight Marketing Communications

949.427.1399

lauren@spotlightmarcom.com

Strategic Storage Trust IV Acquires Self Storage Facility in Newark, New Jersey

NEWARK, N.J. – (March 28, 2019) – Strategic Storage Trust IV, Inc. (SST IV), a public non-traded real estate investment trust sponsored by SmartStop Asset Management, LLC (SmartStop), announced today the acquisition of an approximately 1,900-unit self storage facility located in Newark, New Jersey.

“This well-occupied facility is comprised of approximately 100,000 net rentable square feet, as well as 58,000 net rentable square feet of warehouse space, and is situated on 6.25 acres of land. The trade area is densely populated with a lower square foot supply per capita,” said Wayne Johnson, chief investment officer. “We intend to significantly upgrade the offices, the interiors and exteriors of the facility and implement an aggressive marketing campaign. This facility aligns well with our investment criteria and we expect it to be a valuable addition to Strategic Storage Trust IV’s rapidly growing portfolio.”

About Strategic Storage Trust IV, Inc. (SST IV)

SST IV is a public non-traded REIT that focuses on the acquisition of stabilized and growth self storage properties. SST IV owns 16 self storage facilities comprising approximately 11,000 self storage units and 1.3 million net rentable square feet of storage space, as well as two parcels of land under development.

About SmartStop Asset Management, LLC

SmartStop is a diversified real estate company focused on self storage, student housing and senior housing assets. The company has approximately $1.9 billion of real estate assets under management, including 129 self storage facilities located throughout the United States and Toronto, Canada, comprised of approximately 83,000 units and 9.6 million rentable square feet. SmartStop’s real estate portfolio also includes five student housing communities with approximately 2,800 beds and 1.1 million square feet of space, as well as four senior housing communities with approximately 650 beds and

500,000 rentable square feet of space. SmartStop is the sponsor of three public non-traded REITs: Strategic Storage Trust IV, Inc., and Strategic Storage Trust II, Inc., both focused on self storage assets, and Strategic Student & Senior Housing Trust, Inc. focused on student and senior housing assets. SmartStop is also a national sponsor of Section 1031 exchange offerings using a Delaware statutory trust structure and private placement offerings using a REIT structure. Additional information regarding SmartStop is available at www.SAM.com and more information regarding SmartStop® Self Storage in the United States and Canada is available at www.smartstopselfstorage.com. SmartStop has a track record of full cycle REIT liquidity events, including the all cash merger of Strategic Storage Trust, Inc. with Extra Space Storage in October 2015 for $13.75 per share and the all cash merger of Strategic Storage Growth Trust, Inc. with Strategic Storage Trust II, Inc. in January 2019 for $12.00 per share.

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